Exhibit 23.1

Consent of Petrotech Engineering Ltd.

PETROTECH ENGINEERING LTD.

7536 Manzanita Place, Burnaby, B. C., Canada V3N 4X1 Phone: 604 525 6896 email: johnyu@axion.net

May 16, 2013

Heavy Earth Resources, Inc.
625 Second Street, Suite 280
San Francisco, CA 94107

Attention: Mr. Grant Draper, President & CEO

Gentlemen:

Re: Evaluation of the Interests of Heavy Earth Resources, Inc. in the 2012 Year End Proved and Probable Reserves of the Morichito Block in the Eastern Llanos Basin, Colombia

Petrotech Engineering Ltd. ("Petrotech") does hereby consent to the written disclosure of the above-mentioned reserve report dated April 19, 2013 (the "Technical Report") with an effective date of December 31, 2012 for the purpose of the 2012 year-end filing with the applicable securities commission and within the Annual Report on Form 10-K of Heavy Earth Resources, Inc.

We, Petrotech, and its officers, do hereby state that Petrotech and its officers generated the Technical Report and that Petrotech believes that the Technical Report states fairly and accurately the information in the Technical Report.

We, Petrotech and its officers or its employees have no direct or indirect interests, nor do we expect to receive any direct or indirect interest, in the properties or in any securities of Heavy Earth Resources, Inc.

If further information is required, please advise. Thank you very much.

Respectfully Submitted,

Petrotech Engineering Ltd.

John Yu, P. Eng., President